EXHIBIT 99.2

PR R2 Senior Savings . 9June 2022

BIOADAPTIVES,Inc.RevealsCorporateStrategyforaStrengthened Market Presence, Through Empowerment of Seniors, as Nutraceutical Market Surpasses $454 Billon USD

As The Baby Boomer Generation Ushers in Retirement, at the Rate of About 10,000 retirees per day,  Management Pursues Growth By Bringing Advanced Wellness Economically Within Reach for Over 75  Million Through Advantageously Discounted Pricing Structure.

June 9, 2022, Las Vegas, NV BioAdaptives, Inc. (OTCMkts: BDPT). In response to urgent and growing inflationary concerns expressed by the latest generation entering their golden years, BioAdapitives has established an economical program for Seniors to be able to explore and discover the benefits of the Company’s recently advanced nutraceutical supplements formulated to enhance well-being and strengthen quality of life.

Currently the more notable of popular and effective supplements run higher in price than the average senior can afford to try, much less incorporate daily, simply for the purpose of enhancing their sense of well-being. By offering single containers of the Company’s natural supplements at multi-container discounted pricing, the Company brings its product into a whole new robust and deserving sector of the industry, where increased exposure is quickly expected to fuel a newly tapped pipeline of sales.

With the Company’s revolutionary products normally priced from $59.95-$69.95, alongside competitors of relative quality, seniors will be now able to find it available for $29.95 -$39.95.

According to the latest report by Grand View Research, “the global nutraceuticals market size was valued at USD 454.55 billion in 2021 and is expected to expand at a compound annual growth rate (CAGR) of 9.0% from 2021 to 2030. The growing demand for dietary supplements and functional food is expected to be a key driving factor for the market over the forecast period.”

Edward Jacobs,M.D., CEO, states “in following the AARP guidance for Seniors, we plan to fight inflationary pressure by corporately purchasing larger quantities at bulk prices. We want to offer a further advantage by allowing Seniors to pay multi-container prices for single item purchases.” He continued, “From a health perspective, Seniors generally face an ever-increasing array of age-related symptoms like declining mobility and cognition. Furthermore, according to the CDC, perhaps 20% of those with previous COVID infections are destined to suffer from ‘long haul’ symptoms including ‘brain fog’, pain, fatigue, breathing difficulties, and sleep disturbance. For many of those on fixed incomes, inflation adds significantly to their anxiety and stress because of limited funds available to manage their symptoms.” Dr. Jacobs concluded: “Seniors should not have to choose between fuel and health-related purchases. The economy has made preventive health measures outside of reach for a great majority of the population that needs it most. Because of our level of confidence and belief in the quality effectiveness of our natural supplements, especially, PluriPain®, PrimiLung™, and PrimiSleep™, we have decided to strengthen our presence in the marketplace by economically making it affordable for a much bigger segment of the senior marketplace to discover and achieve results, including a healthier lifestyle, by now offering all products, in any quantity, at more affordable bulk pricing.

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Shareholders will be updated as developments progress. These incentives and other important insights may be found on our website, SHOPBIOADAPTIVES.COM.

About BioAdaptives, Inc.

BioAdaptives, Inc. manufactures and distributes natural plant- and algal-based products that improve health and wellness for humans and animals, with an emphasis on optimizing pain relief, anti-viral activity and immune system defense; resistance to stress; exercise performance, endurance; recovery from injury, illness and exercise; and anti-aging properties. The Company’s current dietary supplement formulations are carefully selected from the best world-wide sources and utilize proprietary methods of enhancing the bioavailability of nutrients. Animal products have also demonstrated increased general health, competitive performance enhancement, rejuvenation effects, and pain relief, as well as providing improvements in appearance. Our current product line includes PrimiLung™ and PluriPain® for humans and Equine All-in-One™ for horses. Additional products, to be introduced soon, are designed to aid memory, cognition and focus; assist in sleep and fatigue reduction; and improve overall emotional and physical wellness.

BioAdaptives’ common shares trade in the OTC market under the symbol BDPT. It has over 13,000 current shareholders. None of the statements about the Company’s products have been approved by the Food and Drug Administration. These products are not intended to diagnose, treat, cure or prevent any disease.”

Additional information can be found at www.shopbioadaptives.comor in our SEC filings at https://www.sec.gov/cgi- bin/browse-edgar?company=bioadaptives&owner=exclude&action=getcompany

Safe Harbor Statement

This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, trends, analysis, and other information contained in this press release including words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," and other similar expressions of opinion, constitute forward-looking statements. Any such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Risk factors that could contribute to such differences include those matters more fully disclosed in the Company's reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.

Contact:

Investor Relations

BioAdaptives, Inc.

(702) 659-8829

info@bioadaptives.com

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